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                         REGIS CORPORATION SUBSIDIARIES


                   Trade Secret, Inc., a Colorado corporation
                   TRADE NAME(S): TRADE SECRET, BEAUTY EXPRESS


                     Supercuts, Inc., a Delaware corporation
                            TRADE NAME(S): SUPERCUTS


                 Regis Merger Sub, Inc., a Minnesota corporation


              Regis Acquisition Sub, Inc., a Minnesota corporation
                          TRADE NAME(S): HEIDI'S SALON


         N.A.H.C. Acquisition LLC, a Minnesota limited liability company
                TRADE NAME(S): NO APPOINTMENT FAMILY HAIRCUTTERS


                 Regis Europe Ltd., an England and Wales company
                 TRADE NAME(S): HAIR EXPRESS, REGIS HAIRSTYLISTS


                 Regis Hairstylists Ltd., an Ontario corporation
           TRADE NAME(S): REGIS HAIRSTYLISTS, MASTERCUTS, TRADE SECRET


              Supercuts Canada Ltd., a Yukon Territory corporation
                            TRADE NAME(S): SUPERCUTS